EXHIBIT 10.1

VICE CHAIRMAN AND COO RESIGNS FROM LIMITED BRANDS, INC.

COLUMBUS, Ohio, July 30, 2007 – Limited Brands, Inc. (NYSE: LTD) today announced that Len Schlesinger, vice chairman and chief operating officer, has made the decision to resign from the company.

“We thank Len for the countless ways he has made a difference at Limited Brands.  His contributions to our business reach far beyond his vision and business results.  Whatever he does next, he will break new ground and elevate those around him,” said Leslie H. Wexner, chairman and chief executive officer.

“I’m very proud of everything we accomplished,” said Schlesinger.  “We did terrific work, and I have the utmost confidence that the strategy we’ve put into place will continue to be successful and will drive growth for the enterprise.  I look forward to working with the Limited Brands team on a smooth transition.”

Going forward, Schlesinger’s responsibilities will be assumed by Wexner and Martyn Redgrave, executive vice president and chief administrative officer.

Schlesinger joined Limited Brands in 1999 as executive vice president of organization, leadership and human resources.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Bath and Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 3,140 specialty stores.  The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

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For further information, please contact:
Tammy Roberts Myers
Director, External Communications
Limited Brands, Inc.
614-415-7072
extcomm@limitedbrands.com